UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	March 10, 2006

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

3210 Eagle Run Drive NE, Suite 100
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On March 7, 2006, the Compensation Committee of the Meritage Hospitality Group Inc. Board of Directors authorized a Release & Severance Agreement which amends the existing employment agreement with Roger L. Zingle, Meritage’s Chief Operating Officer, as discussed in Item 5.02 below.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         (b)    Effective March 10, 2006, Roger Zingle resigned his positions with the Company in order to pursue other opportunities. For the past two years, Mr. Zingle, who also served as the President & Chief Operating Officer of the Company’s O’Charley’s of Michigan division, assisted the Company launch its casual dining platform and rollout five O’Charley’s restaurants in Michigan. The existing employment agreement between Mr. Zingle and O’Charley’s of Michigan was amended upon Mr. Zingle’s departure pursuant to a Release & Severance Agreement dated March 10, 2006.

          Mr. Zingle’s departure comes at a time when the Company is completing a restructuring of its operational and administrative workforce with the goal of reducing labor costs and increasing efficiencies. Between November 2005 and March 2006, the Company eliminated and realigned management and administrative positions at both the Wendy’s of Michigan and O’Charley’s of Michigan divisions, and at the Meritage corporate level. Aside from any severance payments associated with these personnel changes, the restructuring described above should result in annual savings of more than $600,000 on a consolidated basis.

         (c)    On March 10, 2006, the Company’s Board of Directors consolidated the Chief Operating Officer position with its existing officer base by appointing Gary A. Rose, 43, as Chief Operating Officer. Mr. Rose has been the Company’s Vice President & Chief Operating Officer since April 2005. Jeff Weber, the regional director for O’Charley’s of Michigan since April 2004, was named Chief Operating Officer of the O’Charley’s of Michigan division.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description of Document

10.1	Release & Severance Agreement dated March 10, 2006, between Roger L. Zingle, O'Charley's of Michigan and Meritage Hospitality Group Inc. described above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2006	MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer